Exhibit 99.1

SeaCube Container Leasing Ltd. Reports First Quarter 2012 Results

First Quarter 2012 and Year-to-Date Highlights

  For the first quarter, adjusted net income increased 34% year-over-year to $12.5 million, or $0.62 per diluted common share. First quarter net income increased 12% year-over-year to $11.3 million.
  Declared a dividend of $0.28 per share, an increase of 7.7% from the prior quarter.
  Total revenue increased 33% year-over-year to $49.0 million for the first quarter.
  Average utilization was 97.7% for the first quarter.
  In 2012, committed to purchase approximately $240.8 million in equipment for delivery through September 2012; 64% has been committed to long-term leases.
  Increased Container Warehouse Credit Facility to $300 million and extended term to March 2014.

PARK RIDGE, N.J.--(BUSINESS WIRE)--May 7, 2012--SeaCube Container Leasing Ltd (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the first quarter ended March 31, 2012.

Adjusted net income(1) was $12.5 million for the first quarter of 2012 compared to $9.3 million in the first quarter of 2011, an increase of 34%. For the first quarter of 2012, adjusted net income per diluted common share was $0.62. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $49.0 million for the first quarter of 2012 compared to $36.8 million for the first quarter of 2011, an increase of 33%. Utilization continued to be strong with average first quarter utilization of 97.7%. Adjusted EBITDA(1) was $70.5 million for the first quarter of 2012 compared to $52.9 million in the first quarter of 2011.

The Company reported net income of $11.3 million for the first quarter of 2012 compared to $10.1 million for the first quarter of 2011. Net income per diluted common share was $0.56 for the first quarter of 2012 compared to $0.50 for the first quarter of 2011.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “SeaCube continued to achieve strong revenue, earnings and cash flow growth, as our investments continued to positively impact our financial results. Year to date, we have committed to invest $240.8 million in equipment and are well positioned to take advantage of the expected demand for leased containers. Consistent with our focus on achieving revenue and earnings growth, 64% of these containers have already been committed to long-term leases.”

Mr. Kwok concluded, “Based on SeaCube’s strong financial performance in the first quarter, our Board has declared a quarterly dividend of $0.28 per share, an increase of 7.7% over the prior quarter. Since going public in October 2010, we have increased the Company’s quarterly dividend by 40% and the cumulative payout to $1.66 per share. We will continue to create shareholder value by growing our revenues, earnings, and cash flow as well as distributing dividends. Our cash flow growth combined with our recent success in increasing and extending the Company’s Container Warehouse Credit Facility has strengthened our ability to execute our strategy of investing in containers and growing our fleet.”

Dividend

On May 7, 2012, the Company’s Board of Directors approved and declared a $0.28 per share cash dividend on its issued and outstanding common shares, payable on June 14, 2012 to shareholders of record at the close of business on June 7, 2012.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Tuesday, May 8, 2012 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube First Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will also be available until 11:59 p.m. on Friday, May 18, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "73761350."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of March 31, 2012, we employed 77 people in seven offices worldwide and had total assets of $1.6 billion. We own or manage a fleet of 580,379 units, representing 914,313 TEUs of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

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(1) Adjusted net income, adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets (Amounts in thousands, except share data) (unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$20,744	$15,006
Restricted cash	32,659	29,649
Accounts receivable, net of allowance of $3,825 and $3,290, respectively	42,860	41,570
Net investment in direct finance leases	671,552	639,248
Leasing equipment, net of accumulated depreciation of $180,743 and $171,993, respectively	738,335	748,945
Goodwill	22,483	22,483
Shareholder note	8,561	8,498
Other assets	16,777	19,903
Total assets	$1,553,971	$1,525,302
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$10,367	$26,305
Accrued expenses and other liabilities	34,806	37,097
Fair value of derivative instruments	36,000	38,750
Deferred income	1,991	2,044
Deferred income taxes	1,234	1,532
Debt:
Due within one year	155,732	161,171
Due after one year	1,085,310	1,039,274
Total debt	1,241,042	1,200,445
Total liabilities	1,325,440	1,306,173
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 20,288,359 shares issued and outstanding at March 31, 2012; 20,163,359 shares issued and outstanding at December 31, 2011	202	201
Additional paid in capital	219,281	218,879
Retained earnings	38,957	32,916
Accumulated other comprehensive income (loss)	(29,909)	(32,867)
Total shareholders’ equity	228,531	219,129
Total liabilities and shareholders’ equity	$1,553,971	$1,525,302

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations (Amounts in thousands, except per share amounts) (unaudited)

	Three months ended March 31,
	2012	2011
Revenues:
Equipment leasing revenue	$29,930	$21,765
Finance revenue	16,283	12,625
Other revenue	2,809	2,431
Total revenues	49,022	36,821
Expenses:
Direct operating expenses	1,395	979
Selling, general and administrative expenses	6,103	5,894
Depreciation expenses	12,910	9,904
Provision for doubtful accounts	535	—
Impairment of leasing equipment held for sale	849	196
Interest expense, including non-cash interest of $1,132 and $(847), respectively	16,723	9,350
Interest income	(69)	(74)
Other expenses (income), net	(559)	367
Total expenses	37,887	26,616

Income before provision for income taxes	11,135	10,205
Provision for income taxes	(180)	81
Net income	$11,315	$10,124
Net Income per common share
Basic	$0.56	$0.50
Diluted	$0.56	$0.50
Dividend per common shareholder	$0.26	$0.22

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted EBITDA (Amounts in thousands) (unaudited)

	Three months ended March 31,
	2012	2011
Net income	$11,315	$10,124
Provision (benefit) for income taxes	(180)	81
Depreciation expenses	12,910	9,904
Interest expense, net of interest income	16,654	9,276
Collections on net investment in direct financing leases, net of interest earned	29,834	23,476
Adjusted EBITDA	$70,533	$52,861

In addition, the Company has presented adjusted net income and adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted Net Income (Amounts in thousands, except share and per share data) (unaudited)

	Three months ended March 31,
	2012	2011
Net income	$11,315	$10,124
Non-cash interest expense, net of tax	1,150	(850)
Adjusted net income	$12,465	$9,274

Adjusted net income per diluted common share	$0.62	$0.46

Common shares used in computing adjusted net income per diluted common share	20,214,183	20,079,798

CONTACT:
SeaCube Container Leasing Ltd.
Investors:
David Doorley, 201-391-0800